Exhibit 10.22

AMENDMENT OF
CONFIDENTIALITY, NON-SOLICITATION AND
NON-COMPETITION AGREEMENT

THIS AMENDMENT (this “Amendment”) to the Confidentiality, Non-Solicitation and Non-Competition Agreement, dated as of [●] [and amended as of [●]] (the “Covenant Agreement”), by and between EQT Corporation, a Pennsylvania Corporation (the “Company”) and [●] (“Employee”), is dated as of [●], 2019 (the “Effective Date”).
1.Effectiveness. This Amendment shall become effective upon the Effective Date. Except as expressly set forth herein, the Covenant Agreement shall remain in full force and effect in accordance with its terms.
2.    Amendment to Section 9 of the Covenant Agreement. Section 9 of the Covenant Agreement is hereby amended and restated in its entirety as follows:
9.    Executive Alternative Work Arrangement Employment Status. As a board-designated executive officer of the Company, Employee has the opportunity to participate in the Executive Alternative Work Arrangement upon discontinuing full-time status. The terms and conditions of Executive Alternative Work Arrangement Employment Status are described in the form of Executive Alternative Work Arrangement Employment Agreement attached hereto as Exhibit A. Set forth below the signature lines to this Agreement is an election form regarding participation in the Executive Alternative Work Arrangement. Employee must complete and sign such form indicating whether or not he desires to participate in Executive Alternative Work Arrangement Status. Any failure to make an election at the time of execution of this Agreement shall be deemed to be an election not to participate. If Employee elects to participate, the Executive Alternative Work Arrangement classification will be automatically assigned to Employee if and when Employee incurs a termination of employment that meets each of the following conditions (an “Eligible Termination”): (a) Employee’s employment is terminated by the Company for any reason other than Cause or Employee gives the Company (delivered to the Vice President and Chief Human Resources Officer) at least 90 days’ advance written notice of Employee’s intention to discontinue employment, (b) Employee is a board-designated executive officer in good standing with EQT Corporation as of the time of his/her termination of employment, and (c) Employee’s employment shall not have been terminated by Employee for Good Reason. By electing to participate in the Executive Alternative Work Arrangement, Employee hereby agrees to execute an Executive Alternative Work Arrangement Employment Agreement, in a form substantially similar to the one attached hereto as Exhibit A, within 90 days prior to Employee’s relinquishment of full-time status, which agreement will become effective automatically on the day following Employee’s Eligible Termination. Without limiting the foregoing, Employee agrees that he/she will not be eligible for the Executive Alternative Work Arrangement, including the post-employment benefits described therein, if Employee’s termination of employment is not an Eligible Termination. Notwithstanding the foregoing, within 30 days following an Eligible Termination, Employee may provide written notice to the Company of Employee’s election to waive the Executive Alternative Work Arrangement Employment Agreement, in which case (x) the Executive Alternative Work Arrangement Employment Agreement shall be of no force or effect, and neither the Company nor Employee shall have any obligations thereunder, and (y) in consideration for such election, Employee agrees that the restricted period contemplated by the first paragraph of Section 1 shall be extended for a period of three additional months beyond the period specified therein.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

EQT CORPORATION By: Name: Title:

EMPLOYEE

[NAME]

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